Exhibit 3.69

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

TJADER, L.L.C.

The undersigned, as the sole member of Tjader, L.L.C., a Delaware limited liability company (the “Company”), hereby adopts, executes and agrees to this amended and restated Limited Liability Company Operating Agreement of the Company (this “Agreement”) effective January 1, 2011.

W I T N E S S E T H:

WHEREAS, the Company was formed under and pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) upon the filing of the Certificate of Formation (the “Certificate”) with the Secretary of State in the State of Delaware on July 6, 2000.

NOW, THEREFORE, the sole member hereby sets forth and agrees to the Agreement pursuant to and in accordance with the Act as follows:

1. Name. The name of the limited liability company is Tjader, L.L.C.

2. Office; Registered Agent. The principal office of the Company is in the State of Texas, and shall be located at 541 Industrial Blvd., New Richmond, WI 54017 (the “Principal Office”). The registered office of the Company is in the State of Delaware and shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The registered agent of the Company in the State of Delaware is Corporation Service Company and the address of the registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

3. Term of Existence. The term of the Company shall be perpetual unless dissolved, wound up and cancelled in accordance with the Act.

4. Purpose. The Company may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

5. Member. Spalj Construction Company, Inc. shall be, and hereby is, admitted to the Company as the sole member of the Company (the “Member”) with its business address at 22360 County Road 12, Deerwood, MN 56444.

6. Management.

(a) Management Vested in the Member. The business and affairs of the Company shall be managed by the Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business or objectives. Unless authorized to do so by this Agreement or by the Member, no employee, attorney-in-fact or other agent shall have any power or authority to bind the Company.

(b) Member Has No Exclusive Duty to Company. The Member shall not be required to manage the Company as its sole and exclusive function and it may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in other investments or activities of the Member or in the income or proceeds derived therefrom.

(c) Action by Written Consent. Any action by the Member may be taken in the form of a written consent rather than at a Member meeting. The Company shall maintain a permanent record of all actions taken by the Member.

(d) Officers and Agents.

(i) Election and Term of Office. To facilitate the transaction of business by the Company, the Company may have such officers and agents as the Member may from time to time elect or appoint, which may include a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be deemed appropriate or necessary, with such respective rights, powers and duties as the Member may from time to time determine and delegate. Each officer and agent shall hold office for the term for which he is elected or appointed and until his or her successor has been elected or appointed and qualified or until his earlier resignation or removal in accordance with this Agreement. Any number of offices may be held by the same person. An officer of the Company may resign at any time by giving written notice to the Company. The resignation of an officer shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective. Any individual officer may be removed from office by the Member at any time without assigning any cause. Any vacancy with respect to any officer occurring for any reason shall only be filled by the Member, unless the Member determines otherwise.

(ii) Rights, Powers, Responsibilities and Authority. The Member hereby delegates the following rights, powers, responsibilities and authority to the following officers of the Company; provided that the Member may, from time to time, delegate or assign such additional rights, powers, responsibilities and authority as it shall deem appropriate:

(A) Chief Executive Officer. The Chief Executive Officer, if one is appointed, shall preside at all meetings of the Company, and shall perform such other duties as may from time to time be assigned to him or her by the Member.

(B) President. In the absence of a Chief Executive Officer, the President shall be the ranking and chief executive officer of the Company and shall have the duties and responsibilities, and the authority and power, of the Chief Executive

Officer. The President shall be the chief operating officer of the Company and, subject to the provisions of this Agreement and the Act and the control of the Member, shall have general supervision of the affairs of the Company and shall have general and active control over its business and operations. The President shall, in general, perform all duties incident to the office of president, and such other duties as from time to time may be assigned by the Member. The President shall see that all orders and resolutions of the Member are carried into effect. The President shall have general authority to execute all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, bonds, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other contracts, instruments or documents necessary or advisable, in the opinion of the President, to the business of the Company; to purchase liability and other insurance to protect the Company’s property and business; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix and pay their compensation, subject to the provisions of this Agreement; to remove or suspend any employee or agent who shall have been employed or appointed under his or her authority or under authority of an officer subordinate to him or her; to suspend for cause, pending final action by the authority which shall have elected or appointed him or her, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief operating officer of a corporation, except as otherwise provided in this Agreement.

(C) Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Member or the President may from time to time prescribe.

(D) Assistant Vice Presidents. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Member, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such other powers as the Member, the President or the Vice President under whose supervision he is appointed may from time to time prescribe.

(E) Secretary. The Secretary shall attend all meetings of the Company and record all the proceedings in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Company as required by law; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the Member or the President. The Secretary shall keep and account for all books, documents, papers, and records of the Company, except those for which some other officer or agent is properly accountable.

(F) Assistant Secretary. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Member, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Member, the President or the Secretary may from time to time prescribe.

(G) Treasurer. The Treasurer shall have or provide for the custody of the funds, securities and other property of the Company; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Company; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company; shall deposit in the name and to the credit of the Company all funds in his or her custody as Treasurer in such banks or other places of deposit as the Member may from time to time designate; shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, whenever so required by the Member, shall render an account showing his or her transactions as Treasurer and the financial condition of the Company; shall have general authority to execute all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, bonds, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other contracts, instruments or documents necessary or advisable, in the opinion of the Treasurer, to the business of the Company; and, in general, shall discharge such other duties as may from time to time be assigned by the Member, the President or the Vice President in charge of finance, if one is so designated.

(H) Assistant Treasurer. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Member, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Member, the President or the Treasurer may from time to time prescribe.

(I) Controller. The Controller, if one is appointed, shall have supervision of the accounting practices of the Company and shall prescribe the duties and powers of any other accounting personnel of the Company; shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports; and shall initiate and enforce measures and procedures whereby the business of the Company shall be conducted with the maximum efficiency and economy. If required, he or she shall prepare a monthly report covering the operating results of the Company. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Member, the President or any such Vice President in charge of finance.

(J) Assistant Controller. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controller (or, if there shall be more than one, the Assistant Controllers in the order designated by the Members, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Member, the President or the Controller may from time to time prescribe.

(iii) Subordinate Officers, Committees and Agents. The Member may from time to time appoint such committees, employees or other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such rights and powers and perform such duties as are provided in this Agreement, or as the Member may from time to time determine and delegate. The Member may delegate to any officer or committee the right and power to elect or appoint subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

(iv) Salaries. The salaries, if any, of the officers and agents of the Company elected or appointed by the Member shall be fixed from time to time by the Member.

(v) Officers’ Bonds. No officer of the Company need provide a bond to guarantee the faithful discharge of the officer’s duties unless the Member shall by resolution so require a bond, in which event such officer shall give the Company a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the Member for the faithful performance of the duties of office.

(vi) Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power of the officers as set forth herein.

(e) Liability for Certain Acts. The officers shall perform their duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care and business judgment as an ordinarily prudent person in a like position would use under similar circumstances, including the reliance in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Member, officers, employees or committees of the Company or by any other person, as to matters the Member or officers reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The officers do not, in any way, guarantee the return of the Member’s capital contributions or a profit for the Member from the operations of the Company. The officers who so perform the duties of officers as set forth herein shall not be personally liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, unless (i) the officer has breached or failed to perform the duties of his or her position under the Act, the Certificate or this Agreement and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness by such officer. Nothing in this paragraph shall apply to the liability of an officer pursuant to any criminal statute, or for the payment of taxes pursuant to federal, state or local law. Neither the Member nor any person bearing a title as an officer of the Company shall be obligated personally with respect to any debt, obligation or liability of the Company by reason of being a member, or acting as an officer, agent or otherwise on behalf of the Company.

(f) Reliance on Reports and Information by Member. The, Member of the Company shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its officers, employees or committees of the Company, or by any other person, as to matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(g) Banking. The Treasurer may from time to time open bank accounts in the name of the Company, and the Treasurer, Assistant Treasurer and/or any other officer of the Company designated by the Member, as may be determined from time to time by the Member, shall be the sole signatory or signatories thereon, unless the Member determines otherwise.

7. Capital Contributions. The Member owns a 100% undivided limited liability company “membership interest” in the Company. The Member may in the future, but is not required to, contribute additional capital it deems necessary for the operation of the Company. The Member may loan funds to the Company on such terms and conditions as the Member may desire. All capital contributions and loans made by the Member and any future Members shall be recorded on the books and records of the Company.

8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member. The Member intends that the Company be disregarded as an entity separate from its owner for U.S. tax purposes.

9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as determined by the Member. Such distributions shall be allocated to the Member.

10. Books. The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such calendar year.

11. Authorization to Qualify to do Business as Foreign Limited Liability Company. The Member is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.

12. Transfers of Membership Interests in the Company. Membership interests in the Company shall be freely transferable and assignable in whole or in part. Notwithstanding any other provision of this Agreement, upon any assignment by a Member of all of its membership interests in the Company, at the effective date of such assignment, the assignee shall automatically be admitted to the Company as a member of the Company and, immediately following such admission of the assignee, the assigning Member shall cease to be a member of the Company. Notwithstanding any other provision of this Agreement, upon any such assignment, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, upon such an assignment, the assignee shall be bound by this Agreement as a member of the Company.

13. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company from time to time with the consent of the Member.

14. Dissolution and Liquidation.

(a) Events Triggering Dissolution. The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(i) the written consent of the Member;

(ii) the election by the Member, at its sole option, to require the dissolution, winding up and liquidation of the Company; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not be dissolved for any other reason, including without limitation, the Member’s becoming bankrupt or executing an assignment for the benefit of creditors, and any such bankruptcy or assignment shall not effect a transfer of any portion of the Member’s membership interest in the Company.

(b) Liquidation. Upon dissolution of the Company in accordance with Section 14(a), the Company shall be wound up and liquidated by the Member or by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(i) to creditors, including the Member if it is a creditor, in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member under Section 18-601 or 18-604 of the Act; and then

(ii) to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(iii) to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.

(c) Certificate of Cancellation. Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall on behalf of the Company prepare and file a certificate of cancellation with office of the Secretary of State of the State of Delaware, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

15. Indemnification.

(a) Definitions. For the purposes of this Section, the following terms shall have the following meanings:

(i) “Indemnified Capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a Member, officer, employee or agent of the Company, or, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

(ii) “Indemnified Representative” means the Member and the officers of the Company and any other person designated as an indemnified representative by the Member (which may, but need not, include any person serving at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).

(iii) “Liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements).

(iv) “Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Member or otherwise.

(b) Indemnification by the Company.

(i) To the fullest extent permitted by law, the Company shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(A) where such indemnification is expressly prohibited by applicable law;

(B) where the conduct of the Indemnified Representative has been finally determined:

(1) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(2) to be based upon or attributable to the receipt by the Indemnified Representative from the Company of a personal benefit to which the Indemnified Representative is not legally entitled; or

(C) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

(ii) If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

(iii) The termination of a Proceeding by settlement shall not create a presumption that the Indemnified Representative is not entitled to indemnification.

(iv) To the extent that an Indemnified Representative of the Company has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

(c) Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Section, the Company shall not indemnify under this Section an Indemnified Representative for any liability incurred in a Proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the Member in office. This paragraph does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section.

(d) Advancing Expenses. To the fullest extent permitted by law, the Company shall pay the expenses (including attorneys fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Section 15(b) or the initiation of or participation in which is authorized pursuant to Section 15(c) upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

(e) Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fond or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Member shall deem appropriate. Absent fraud, the determination of the Member with respect to such amounts, costs, terms and conditions shall be conclusive against the Member and officers and shall not be subject to voidability.

(f) Payment of Indemnification. An Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Company. The indemnification pursuant to this Section shall be made only from the assets of the Company and the Member shall be personally liable therefor.

(g) Contribution. If the indemnification provided for in this Section or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Section or otherwise.

(h) Contract Rights: Amendment or Repeal. All rights under this Section shall be deemed a contract between the Company and the Indemnified Representative pursuant to which the Company and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

(i) Scope of this Section. The rights granted by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

(j) Reliance on Provisions. Each person who shall act as an Indemnified Representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section.

16. Amendments. This Agreement may be amended in writing from time to time by the Member.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the date first written above.

SPALJ CONSTRUCTION COMPANY as sole member of Tjader, L.L.C.

By:	/s/ Carolyn M. Campbell
Name: Carolyn M. Campbell
Title: Vice President